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                                                                       EXHIBIT A


                      [IOWA UTILITIES BOARD LETTERHEAD]


July 29, 1994


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Dear Sirs:

The Iowa Utilities Board has been advised IES Industries Inc. (IES), through a subsidiary or other entity in which IES holds an ownership interest, has or may obtain an interest in electrical facilities in New Zealand. This letter is submitted pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the Act).


The Iowa Utilities Board hereby certifies to you that it has the authority and resources to protect ratepayers subject to its jurisdiction with respect to any such acquisitions and that it intends to exercise its authority.


The Iowa Utilities Board has jurisdiction over the retail electric and gas rates of IES Utilities Inc., which is a public utility company as such term is defined in the Act, and a subsidiary of IES.


Sincerely,

/s/ DENNIS J. NAGEL
-------------------
    Dennis J. Nagel
    Chairperson
    Iowa Utilities Board

/gds






              LUCAS STATE OFFICE BUILDING/DES MOINES, IOWA 50319